Exhibit 10.1

EXPLORATION AND DEVELOPMENT AGREEMENT

This Exploration and Development Agreement (“Agreement”), dated and effective the 1st day of March, 2005 (the “Effective Date”), is entered into by and between Indiana Posey, L.P., a Texas limited partnership (“Indiana Posey”) and GEM-CBM Company f/k/a Harken Gulf Exploration Company, a Delaware corporation (“GEM”). Indiana Posey and GEM are sometimes referred to individually as a “Party”, and collectively as “Parties.” Ute Oil Company, d/b/a. A.C.T. Operating Company, a Texas corporation (“Ute Oil”) is a party to this Agreement because it is to be designated as Operator under the applicable operating agreement and, therefore, will be bound by this Agreement.

RECITALS

WHEREAS, Indiana Posey and GEM have identified a particular area of land located in the State of Indiana, described as the “Posey Prospect Area”, which is believed to be prospective for hydrocarbon exploration and more particularly coalbed methane; and

WHEREAS, the Parties desire to jointly explore and develop the Posey Prospect Area in accordance with the terms and provisions of this Agreement;

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties, Indiana Posey and GEM hereby agree as follows:

ARTICLE I.

AGREEMENT TO PARTICIPATE

1.1 Indiana Posey and GEM each agrees to participate in the Posey Prospect Area as set forth in this Agreement, according to the terms and provisions set forth in this Agreement, and all Exhibits hereto.

ARTICLE II.

POSEY PROSPECT AREA

2.1 The Posey Prospect Area. The Posey Prospect Area consists of the lands, located in Posey, Gibson and Vanderburgh Counties, Indiana, and included within the dotted lines on the map at Exhibit A hereto, and consisting of approximately 400,000 acres, more or less. The only depth restriction applied to the Posey Prospect Area shall be those, if any, contained in the applicable Leases and Agreements (as hereinafter defined) and in leases acquired pursuant to Section 5.4.

2.2 Leases and Agreements. Indiana Posey is the current owner of a certain Option to Lease and Drilling Agreement between Indiana Posey and Indiana Franklin Realty, Inc., dated September 15, 2004, which provides, in part, a five year option to acquire a coalbed methane lease covering approximately 85,000 gross acres of land within the Posey Prospect Area, which are depicted in yellow on Exhibit A and which are more particularly described on Exhibit B hereto. The Option to Lease and Drilling Agreement (“Option Agreement”) and the proposed form Coal Bed Methane Lease document (“Lease Form”) are identified on Exhibit B. The Option Agreement and the Lease Form are, sometimes, collectively referred to as the “Leases and Agreements.”

EXPLORATION AND DEVELOPMENT AGREEMENT

ARTICLE III.

DEVELOPMENT OF THE POSEY PROSPECT AREA

3.1 Exploration Phases. Indiana Posey and GEM shall initially explore and develop the Posey Prospect Area in three (3) phases, in accordance with the terms of this Agreement. “Phase I” shall mean and refer to all the obligations and rights of all Parties in Section 3.2, along with the activities described therein. “Phase II” shall mean and refer to all the obligations and rights of all Parties in Section 3.3, along with the activities described therein. “Phase III” shall mean and refer to all the obligations and rights of all Parties in Section 3.4, along with the activities described therein. Phase I, Phase II, Phase III and the Subsequent Operations (as defined hereinafter) shall constitute the “Project.”

3.2 Phase I. Contemporaneous with the execution of this Agreement, GEM shall pay to Indiana Posey the sum of Five Hundred Thousand And No/100 Dollars ($500,000.00) as the first payment of the initial prospect costs (“First Prospect Payment”). Said payment shall be via wire transfer of immediately available funds to the banking coordinates identified, in writing by Indiana Posey. Subject to Section 9.16 of this Agreement, failure by GEM to timely make said payment shall cause this Agreement to terminate and become null and void as between the Parties.

(a) Within sixty (60) days following execution of this Agreement, GEM shall direct the Operator to commence the drilling of three (3) core holes to be located in the Posey Prospect Area. The three (3) core holes (each a “Phase I Core Hole,” and together with any other core holes drilled during Phase I, the “Phase I Core Holes”) shall be continuous wireline retrievable whole core holes which shall be drilled from the shallowest to the deepest structural position on the Posey Prospect Area. Each Phase I Core Hole will be drilled to a depth sufficient to penetrate the #3 coal (as determined by GEM), as seen at seven hundred three feet (703’) in the logs of the KS Oil Kissel #10 well located in Section 36, T4S, R12W, Vanderburgh County, Indiana, and at the written request of GEM, may be drilled through the #1 coal member which is believed to be the deepest known coal zone in the Posey Prospect Area and is believed to be not more than 3,000 feet below the surface at any location within the Posey Prospect Area. GEM may choose to direct the Operator to drill more than three (3) Phase I Core Holes at a location and at a depth to be determined by GEM, the drilling of additional Phase I Core Holes shall also be considered to be a part of Phase I for all purposes under this Agreement. All Phase I Core Holes shall be plugged and abandoned in compliance with all state and federal rules, regulations and/or procedures and in accordance with standard industry customs and practices. The plugging and abandonment of all Phase I Core Holes shall also be considered to be part of Phase I for all purposes under this Agreement.

(b) In conjunction with the Phase I Core Hole operations, the Operator will use its best efforts to collect a sufficient quantity of coal samples in gas desorption canisters. Thereafter, the Operator shall have all Phase I Core Hole samples analyzed by a laboratory approved by the Parties. The analysis will include, without limitation, gas content, gas and coal qualitative analyses, and desorption isotherm determination. The Operator shall obtain reports of such laboratory analysis and shall deliver such reports to the Parties no later than ten (10) days after receipt of the reports. Within thirty (30) days of the completion of the Phase I Core Holes and the delivery of the laboratory analysis of all samples taken in the Posey Prospect Area, the Operator and Indiana Posey shall prepare and deliver to GEM a report detailing the Operator’s recommendations (which shall account for environmental issues) for Phase II of the Posey Prospect (hereinafter referred to as the “Phase I Report”). The Phase I Report shall account for all aspects of the Phase II Pilot Projects (as defined hereinafter), which shall include, with out limiting the generality

EXPLORATION AND DEVELOPMENT AGREEMENT

of the foregoing, location of each pilot project, schedule for drilling of all wells and construction of facilities, location of each well to be drilled (including surface and bottomhole locations, if applicable), all zones to be tested, drill depth of each well, prognosis of drilling operations for each well, method of drilling each well, completion procedures to be utilized for each well, any stimulation procedures to be utilized, equipping of each well, electrical services, production facilities, flowlines, gathering systems and facilities, compression, dehydration and other treating facilities, pipeline taps, transmission lines and facilities. GEM shall have thirty (30) days after receiving the Phase I Report from the Operator and Indiana Posey to elect to proceed with Phase II (the “Phase II Election Window”) and must make such election pursuant to the terms of Section 3.2(d). Within the Phase II Election Window, GEM shall review the Phase I Report and make any modifications to the recommendations (the “Phase I Report Modifications”) set forth in the Phase I Report. Notwithstanding the foregoing, GEM’s modifications, if any, shall be solely limited to the technical aspects of the Phase I Report, and shall in no manner modify or change the schedule for the drilling or construction of facilities set forth in the Phase I Report. If GEM does not deliver any Phase I Report Modifications within the Phase II Election Window, it shall be deemed to have no Phase I Report Modifications, and the Phase I Report shall stand as it was submitted to GEM. However, if, within the Phase II Election Window, GEM delivers to Indiana Posey, written Phase I Modifications, then the version submitted by the Operator and Indiana Posey along with the Phase I Report Modifications shall constitute the Phase I Report. Unless mutually agreed to by the Indiana Posey and GEM, no Phase I Report Modifications shall have the effect of extending the time of the Phase II Election Window.

(c) Following the execution of this Agreement and within ten (10) days of the receipt by GEM of the written request by Indiana Posey, GEM shall deliver to the Operator, a fully executed Authority For Expenditure (“AFE I”) attached hereto as Exhibit C. GEM shall pay to the Operator the total AFE I amount within thirty (30) days from its delivery of the fully executed AFE I. Subject to Section 9.16 of this Agreement, failure by GEM to timely make said payment shall cause this Agreement to terminate and become null and void as between the Parties. Subject to the provisions of Section 3.7 below, GEM is responsible for all of the actual costs incurred even if they exceed the amounts shown in the AFE I, and all such costs actually paid or credited shall be considered in the calculation of the Carried Interest Amount (as defined below). All costs in excess of the AFE I shall be billed to GEM in accordance with the provisions of the Posey Prospect Joint Operating Agreement and shall be paid by GEM within fifteen (15) days of receipt of an invoice for any such costs. At the end of operations for Phase I, any overpayment will be returned, unless GEM elects otherwise, and any underpayment will be paid promptly.

(d) GEM shall have the option, but not the obligation, to elect to proceed with Phase II of the Posey Prospect. GEM must provide Indiana Posey with written notice of its election to proceed with Phase II within the Phase II Election Window. If GEM fails to respond within the Phase II Election Window, Indiana Posey shall send GEM a termination notice. If GEM fails to elect to proceed with Phase II following three (3) business days after receipt of such termination notice, then GEM shall be deemed to have elected not to proceed with Phase II, and this Agreement shall terminate and be null and void as of the date that the Phase II Election Window expired.

3.3 Phase II. If GEM elects to participate in Phase II, it shall pay to Indiana Posey, within ten (10) days of receipt by Posey of GEM’s written election to participate, the sum of Five Hundred Thousand And No/100 Dollars ($500,000.00) as the second payment of the initial prospect costs (“Second Prospect Payment”). Said payment shall be via wire transfer of immediately available funds to the banking coordinates identified in writing by Indiana Posey. Subject to Section 9.16, GEM’s failure to pay timely shall cause this Agreement to terminate and become null and void as between the Parties.

EXPLORATION AND DEVELOPMENT AGREEMENT

(a) Within sixty (60) days of Indiana Posey’s receipt of the Second Prospect Payment, the Operator shall commence operations for Phase II which will consist of two (2) pilot projects. The first pilot project (the “First Pilot Project”) shall be at a location in the general vicinity of a Phase I Core Hole and will consist of five (5) wells in a “five-spot” pattern spaced on 40 acres, more or less, per well. The second pilot project (the “Second Pilot Project”; together with the First Pilot Project, referred to as the “Phase II Pilot Projects”) shall be located in the general vicinity of where a Phase I Core Hole (but a different Phase I Core Hole than chosen for the First Pilot Project) and will consist of five (5) wells in a “five-spot” pattern spaced on 40 acres, more or less, per well. The purpose of Phase II will be to determine the commercial viability of actual producing wells in the Posey Prospect Area. The Parties agree to market and sell, to the extent commercially viable, all liquid and gaseous hydrocarbons produced and save from Phase II wells. The Operator, within ninety (90) days after completion of the Phase II Pilot Projects, or other such time as may be mutually agreed between GEM and Indiana Posey not to exceed one hundred eighty (180) days after completion of the Phase II Pilot Projects, shall prepare and deliver to Indiana Posey and GEM a report detailing the Operator’s recommendations (which shall account for, among other things, environmental issues, if any) for Phase III of the Posey Prospect (hereinafter referred to as the “Phase II Report”). The Phase II Report shall account for all aspects of the development drilling of the Posey Prospect Area, which shall include a development plan scheduling the drilling and development of the Posey Prospect Area, which shall include without limiting the generality of the foregoing, a schedule for drilling of all wells, a schedule for the construction of gathering, production, and treatment facilities, location of all wells to be drilled (including surface and bottomhole locations, if applicable), all zones to be tested, drill depth of each well, prognosis of drilling operations for each well, method of drilling each well, completion procedures to be utilized for each well, any stimulation procedures to be utilized, equipping of each well, electrical services, production facilities, flowlines, gathering systems and facilities, compression, dehydration and other treating facilities, pipeline taps, transmission lines and facilities and any other operations necessary to the development of the Posey Prospect Area. GEM shall have thirty (30) days after receiving the Phase II Report from the Operator and Indiana Posey to elect to proceed with Phase III (the “Phase III Election Window”) and must make the election pursuant to the terms of Section 3.3(b). Within the Phase III Election Window, GEM shall review the Phase II Report and make any modifications to the recommendations (the “Phase II Report Modifications”) set forth in the Phase II Report. Notwithstanding the foregoing, GEM’s modifications, if any, shall be solely limited to technical aspects of the Phase II Report, and shall in no way modify or change the schedule for the drilling of wells or construction of production, gathering, or treating facilities as set forth in the Phase II Report. If GEM does not deliver the Phase II Report Modifications within the Phase III Election Window, then GEM shall be deemed to have no modifications to the Phase II Report, and the Phase II Report shall stand as it was submitted to GEM. However, if, within the Phase III Election Window, GEM delivers to Indiana Posey written Phase II Report Modifications, then the version submitted by the Operator along with GEM’s Phase II Report Modifications shall constitute the Phase II Report. . Unless mutually agreed to by the Indiana Posey and GEM, no Phase II Report Modifications shall have the effect of extending the time of the Phase III Election Window.

(i) Within ten (10) days after the written request of Indiana Posey, following GEM’s written election to participate in Phase II, GEM shall execute and deliver to the

EXPLORATION AND DEVELOPMENT AGREEMENT

Operator the Authority For Expenditure II (“AFE II”) for 100% of the estimated costs for the Firs Pilot Project which is attached hereto as Exhibit D. AFE II maybe modified by the Operator to account for any increase or reduction in third party services prices that may have incurred prior to the execution of the AFE II. In the event AFE II is modified Indiana Posey shall submit the modified AFE II along with the request. GEM shall pay to the Operator the 100% of AFE amounts for tangible and intangible costs within thirty (30) days from its delivery of the fully executed AFE. That portion of the AFE attributable to field facilities cost shall be paid within five (5) business days of the GEM’s receipt of a written request from the Operator. Subject to Section 9.16 of this Agreement, failure by GEM to timely make said payment shall cause this Agreement to terminate and become null and void as between the Parties.

(ii) After the fifth well in the First Pilot Project has been spudded, the Operator shall submit an additional AFE (“AFE III”) for 100% of the estimated costs for the Second Pilot Project. GEM shall deliver a fully executed AFE III to the Operator within ten (10) days after the receipt of AFE III from the Operator. Should GEM elect not to proceed with the Second Pilot Project or, if GEM fails to return the executed AFE III to the Operator within the specified time, then Indiana Posey shall send GEM a written termination notice. If GEM fails to deliver the executed AFE III within three (3) business days after receipt of a termination notice, then GEM shall be deemed to have elected not to proceed with the Second Pilot Project and with Phase III and this Agreement shall terminate and be null and void except, with respect to the wells drilled in the First Pilot Project. GEM shall earn an assignment of a forty (40) acre production unit, as to all depths, surrounding each well drilled and completed in the First Pilot Project. Said forty (40) acre production unit shall be the closest quarter (1/4) quarter (1/4) section of land surrounding each such well.

(iii) Subject to the provisions of Section 3.7 below, GEM is responsible for all of the costs incurred even if they exceed the amounts shown in AFE II or AFE III, and all such costs actually paid or credited shall be considered in the calculation of the Carried Interest Amount. At the end of operations for Phase II, any overpayment will be returned, unless GEM elects otherwise, and any underpayment will be paid promptly.

(b) GEM shall have the option, but not the obligation, to elect to proceed with Phase III of the Posey Prospect. GEM must provide Indiana Posey with written notice of its election to proceed with Phase III within the Phase III Election Window. If GEM fails to respond within the Phase III Election Window, then Indiana Posey shall send GEM a written termination notice. If GEM fails to elect to proceed within three (3) days after receipt of a termination notice, then GEM shall be deemed to have elected not to proceed with Phase III and this Agreement shall terminate and be null and void as of the date that the Phase III Election Window expired except, with respect to the wells drilled in Phase II, as to a forty (40) acre production unit, as to all depths, for each well drilled and completed in the Posey Prospect Area in Phase II. Said forty (40) acre production unit shall be the closest quarter (1/4) quarter (1/4) section of land surrounding each such well.

EXPLORATION AND DEVELOPMENT AGREEMENT

3.4 Phase III. If GEM elects to participate in Phase III, it shall pay to Indiana Posey, within ten (10) days of receipt by Indiana Posey of GEM’s written election to participate, the sum of Five Hundred Thousand And No/100 Dollars ($500,000.00) as the third and final payment of the initial prospect costs (“Third Prospect Payment”). Said payment shall be via wire transfer of immediately available funds to the banking coordinates identified, in writing by Indiana Posey. Subject to Section 9.16, GEM’s failure to pay timely shall cause this Agreement to terminate and become null and void as between the Parties.

(a) Notwithstanding the operator replacement provisions in the Posey Prospect Operating Agreement, GEM shall have the option at any time, after GEM makes the Third Prospect Payment and after consultation with Indiana Posey, to become the contract operator or to appoint a designee as contract operator. For the purposes of this Agreement the term “Contract Operator” shall mean GEM, if it elects to become the contract operator or its designee contract operator and shall not be interchanged with the term “Operator” as hereinafter defined. If GEM elects to become the Contract Operator, then Indiana Posey and the Operator shall be obligated to take all reasonably necessary actions to make GEM or a designee the contract operator for the Posey Prospect Area for the purposes of this Agreement; such contract operating agreement shall be consistent with industry standards, have a term of one year (and may be renewable, unless terminated earlier by Indiana Posey pursuant to Section 3.4(c) hereinbelow), provide that all Overhead charges under the Posey Prospect Operating Agreement shall be paid to the Contract Operator, but shall provide for distribution of production revenues by the Contract Operator only if the first purchaser of production who is not a Party, refuses to distribute directly to the Parties. If GEM elects to become the Contract Operator or elects a designee to be the Contract Operator, neither GEM nor its designee shall in any manner change or modify the scheduling or implementation of the Phase II Report or change or modify any AFE previously submitted to GEM pursuant to the terms of this Agreement.

(b) Within ninety (90) days of Indiana Posey’s receipt of the Third Prospect Payment, the Operator shall commence operations for Phase III, in accordance with the Phase II Report. The Phase III operations will begin the development drilling of the Posey Prospect Area. Phase III will end at the point in time when GEM has met the Carried Interest Amount as defined in Section 3.5 below.

(c) In addition to the payment of the Third Prospect Payment, GEM shall pay all of the costs for all operations to be conducted in Phase III until GEM has paid the Carried Interest Amount. Subject to the provisions of Section 3.7, GEM shall pay 100% of the actual costs incurred for Phase III until GEM has paid the Carried Interest Amount. Within ten (10) days after Indiana Posey’s receipt of the Third Prospect Payment, the Operator shall submit to GEM an AFE for 100% of the estimated costs for all operations to be conducted pursuant to the Phase II Report for the first calendar quarter. GEM shall pay to the Operator the total AFE amount within thirty (30) days from its receipt of the AFE and shall contemporaneously deliver a fully executed AFE. Thereafter the Operator shall submit to GEM at least thirty (30) days prior to the next calendar quarter an AFE for 100% of the estimated costs for all operations to be conducted pursuant to the Phase II Report for the next calendar quarter. GEM shall pay to the Operator the total AFE amount within thirty (30) days from its receipt of the AFE and shall deliver an executed AFE with its payment. The Operator shall continue to submit AFE’s on a quarterly basis until such time as the Carried Interest Amount has been reached. Once the Carried Interest Amount is met, then Phase III shall end. Subject to Section 9.16 of this Agreement, failure by GEM to timely pay the full

EXPLORATION AND DEVELOPMENT AGREEMENT

amount of each AFE submitted by the Operator for the Phase III costs shall cause the Agreement to terminate and become null and void as between the Parties. GEM shall only be entitled to an assignment of a forty (40) acre production unit, as to all depths, surrounding each well drilled. Said forty (40) acre production unit shall be the closest quarter (1/4) quarter (1/4) section of land surrounding each such well.

3.5 Indiana Posey’s Carried Interest.

(a) Notwithstanding anything to the contrary contained herein, GEM hereby agrees to pay for or carry Indiana Posey’s interest in all operations conducted in Phases I, II, and III in the Posey Prospect Area until such time as GEM has expended a total amount of Seven Million Five Hundred Thousand And No/100 Dollars ($7,500,000.00) in the Posey Prospect Area (the “Carried Interest Amount”), without regard to any production proceeds or other income received by GEM with respect to the Posey Prospect. For the purposes of calculating the total amount expended by GEM, the sum shall include the First, Second, and Third Prospect Payments, all costs expended in Phase I, II and III, that portion, if any, of the actual costs reimbursed to 25-25 Corp. for management fees and expenses paid to Oso Energy Resources Corp. (“Oso Fees”) as determined by GEM pursuant to the terms of that certain Coalbed Methane Master Exploration Agreement dated March 1, 2005 by and between 25-25 Corp. and GEM, any costs under the indemnity provisions of Section 8.2 and Section 8.3, all actual costs (including salaries and benefits per COPAS guidelines) incurred and paid by GEM for its technical employees but only to the extent they are used directly on the Project, any reimbursement paid to surface owners for damages caused by the Project’s activities, any expenses for expenditures related to any bond or letter of credit required by any governmental authority or any rule, law, statute, or administrative regulations, and all other costs paid by GEM to Indiana Posey or to the Operator or to any other person or entity providing services to the Posey Prospect Area, other than persons or entities related to GEM, except as specified above. GEM shall provide to Indiana Posey on a quarterly basis a statement identifying the total amounts expended in the Posey Prospect Area; such amounts shall be subject to audit by Indiana Posey pursuant to the Posey Prospect Operating Agreement. At such time as GEM has expended $7,500,000.00 in the Posey Prospect Area, the Parties shall thereafter share all costs in proportion to their interests as set forth in Section 4.1 below; with respect to costs or services incurred or contracted for prior to the final payment of the Carried Interest Amount, Indiana Posey shall pay its share of such costs or services that become due after such final payment, regardless of whether it signed an AFE or consented to the operation. In addition, as interests are assigned to GEM under Section 4.2, Indiana Posey shall be responsible for direct operating expenses on the well(s) related to the assignment in accordance with its ownership interest under Section 4.1, regardless of whether the full amount of the Carried Interest Amount has been paid. For this purpose, operating expenses do not include costs of deepening, side tracking, re-completing a well, overhead costs, or any capital expenditures; such costs of deepening, side tracking, re-completing a well, overhead costs, or any capital expenditures are to be paid by GEM as part of the Carried Interest Amount.

(b) Notwithstanding anything to the contrary contained herein, Indiana Posey shall have the liability and responsibility for the payment of all sums required to be paid under paragraphs (1) and (5) (second sentence) of the Option to Lease and Drilling Agreement as well as providing and maintaining the bond required at the top of page 5 of the Option to Lease and Drilling Agreement. Notwithstanding the foregoing, GEM has the right to contact the parties to whom payment or performance is due in the reference provisions of the first sentence of this Section 3.5(b) and, if performance and/or payment is not or may not be tendered timely, GEM has the right to make such payments or tender such performance. GEM shall reimburse Indiana Posey for all payments set forth herein which shall count toward the Carried

EXPLORATION AND DEVELOPMENT AGREEMENT

Interest Amount, or if GEM has made such payments, the amount shall be counted towards the Carried Interest Amount. If the Carried Interest Amount has been expended all such payments shall be joint expenses of the Parties and billed to the joint account, regardless of which Party makes the payment.

(c) The Minimum Royalty amount (as defined in the Lease Form) required to be paid under paragraph 4 of the Lease Form and the letter of credit required to be provided under paragraph 5 of the Lease Form shall be paid by Indiana Posey, prior to reaching the Carried Interest Amount. GEM shall reimburse Indiana Posey for all payments set forth herein which shall count toward the Carried Interest Amount. After the Carried Interest Amount has been reached, then such Minimum Royalty and letter of credit costs shall be borne according to the interest owned by each Party to this agreement (currently 65% GEM and 35% Indiana Posey).

3.6 Subsequent Operations. After the completion of Phase III, all subsequent wells and facilities within the Posey Prospect Area, and the reworking, deepening, side tracking, re-equipping or re-completion of prior wells drilled within the Posey Prospect Area (the “Subsequent Operations”) shall be subject to the Posey Prospect Operating Agreement.

3.7 Limit on Expenditures under AFEs. Notwithstanding the foregoing, in the event any single operation covered by a multiple operation AFE provided hereunder, or under the Posey Prospect Operating Agreement, experiences an excess of actual costs over the AFE’d amounts for a single operation which is in excess of 20% of the AFE’d amounts (exclusive of any costs for plugging and abandonment and/or reclamation for any such single well or operation) or if the single operation is projected to be in excess of 20% of the AFE’d amount (exclusive of any costs for plugging and abandonment and/or reclamation for any such single well or operation), either Party may elect to require the Operator to cease that operation (and plug and abandon any well).

ARTICLE IV.

PARTIES AND INTEREST IN PROSPECT AREA

4.1 Parties and Interests. The interest of each Party hereto in and to the Posey Prospect Area (“Posey Prospect Area Interest”) shall be as follows:

Party	Posey Prospect Area Interest
Indiana Posey	35%
GEM	65%

Notwithstanding the interests of the Parties set forth above, Indiana Posey owns 100% of the Leases and Agreements subject to GEM’s right to earn interest in the Leases and Agreements as a result of GEM’s full participation in Phase II and Phase III and full compliance with the terms of this Agreement.

4.2 Interests Earned by GEM. Subject to Section 9.16, if GEM timely pays all sums as required in Section 3.2 and Section 3.3, and all Oso Fees, GEM shall earn an assignment of its proportionate interest as set forth in Section 4.1 as to forty (40) acre production unit, as to all depths, surrounding each well drilled an completed in the Posey Prospect Area in Phase II. Said forty (40) acre production unit shall be the closest quarter (1/4) quarter (1/4) section of land surrounding each such well.

EXPLORATION AND DEVELOPMENT AGREEMENT

At the completion of Phase III pursuant to Section 3.5 and if GEM has paid all sums required in Section 3.4 , and all Oso Fees, GEM shall earn an assignment of its proportionate interest as set forth in Section 4.1 as to all leases, and Leases and Agreements within the Posey Prospect Area.

4.3 Assignment of Earned Interests. The assignment and conveyance of the interests earned by GEM hereunder shall include the following representations and warranties:

(i)	the assignment shall be without warranty of title, express or implied, except for claims made by through or under Indiana Posey, but not otherwise;

(ii)	Indiana Posey has the full authority to execute and deliver the assignment provided for herein in order to convey to GEM the full interest as contemplated hereunder, and shall deliver to GEM an approval of the assignment of the rights under the Leases and Agreement from Indiana Franklin Realty, Inc. in substantially the same form of the letter that is set forth as Exhibit “E” attached hereto. In the event that Indiana Posey fails to obtain the approval of Indiana Franklin Realty, Inc., as set forth herein, within sixty (60) days after the Effective Date, then GEM shall have the option, at its sole discretion, to either terminate this Agreement or waive the compliance of this provision and perform all remaining terms of this Agreement;

(iii)	Indiana Posey owns 100% of the Leases and Agreements being assigned or conveyed subject to GEM’s right to earn interests in the Leases and Agreements as a result of GEM’s full participation in Phase II and Phase III and full compliance with the terms of this Agreement;

(iv)	GEM shall receive a net revenue interest on a sliding scale based on the mmbtu price of gas produced from Leases and Agreement as set forth on Exhibit “F” which is attached hereto, subject to the Overriding Royalty Interest reserved by Indiana Posey as set forth on Exhibit “F”

(v)	The interests assigned hereunder to GEM shall be free and clear of any mortgages, liens, burdens, or encumbrances, of any character or kind, originating by through or under Indiana Posey, except for leases and burdens contemplated under this Agreement. The assignment and conveyance shall be in a form that is mutually agreeable to the Parties. In the event a lease within the Posey Prospect Area covers less than the full undivided mineral interest in the lands covered thereby, then the interest to be conveyed herein, shall be proportionately reduced in direct proportion to that which the mineral interests actually covered under said lease.

NOTWITHSTANDING THE FOREGOING, the Parties hereby stipulate and agree that the net revenue interests that may be assigned hereunder, as a result of a farm-in from an unrelated third party whereby an interest in the Posey Prospect Area may be earned or acquired, shall be the same net revenue interest acquired pursuant to the terms of said farm-in. Notwithstanding anything to the contrary contained herein, said assignment shall only be delivered to GEM upon the timely payment of all monies set forth herein, subject to Section 9.16. Each Party agrees to assume and hold each of the other Parties harmless from said Party’s respective share of the conditions, terms and obligations of the Leases and Agreements.

EXPLORATION AND DEVELOPMENT AGREEMENT

4.4 Overriding Royalty. Subject to the following limitations, Indiana Posey shall be entitled to receive an overriding royalty interest (“Overriding Royalty Interest”) in all leases acquired in the Posey Prospect Area of Mutual Interest (this provision is not applicable to the Leases and Agreements) equal to the difference between the royalty burden imposed on the original lease and eighty two and one-half percent (82.5%).

(i)	In no event may the overriding royalty exceed 5%, proportionately reduced;

(ii)	In no event may the overriding royalty be less than 1%, proportionately reduced, even if it results in GEM receiving a smaller net revenue interest than is provided for in this Section 4.4 above;

(iii)	The Overriding Royalty Interest shall be free and clear of all costs of exploration, drilling, completion and production, but shall bear its proportionate share of all severance and ad valorem taxes and its proportionate share of all costs incurred after the wellhead in making such production marketable and transporting it to market, which shall never exceed a maximum of twenty five cents ($00.25) per mmbtu;

(iv)	The Overriding Royalty Interest shall apply to all of the Posey Prospect Area Interest; that is, Indiana Posey’s interest shall be burdened along with GEM’s interest; and

(v)	No Overriding Royalty Interest shall apply to any leases in which less than all of the expense bearing, or working interest is acquired by the Parties(but without regard to unleased interests); and

(vi)	No Overriding Royalty Interest shall apply to any leases which are acquired by the Parties in a joint venture or partnership with parties are unrelated to GEM and/or Indiana Posey.

(vii)	In the event of the acquisition of a lease in the Posey Prospect Area of Mutual Interest under Section 5.4, the Overriding Royalty Interest shall apply except as follows:

(a) No Overriding Royalty Interest shall apply to any leases acquired by a farm in or similar means under which an interest in leases is acquired by drilling;

4.5 Additional Leases Acquired. Notwithstanding any other provision of this Agreement under which GEM forfeits or surrenders its interest, if the Carried Interest Amount has not been reached at the time of such forfeit, and additional leases or other interests have been acquired under this Agreement after the date of this Agreement and have been paid for by GEM, GEM shall not be required to surrender such additional leases until it has been reimbursed for the actual, out of pocket, acquisition costs incurred and paid by GEM for such additional leases.

EXPLORATION AND DEVELOPMENT AGREEMENT

ARTICLE V.

OPERATIONS

5.1 The Posey Prospect Operating Agreement. All operations in the Posey Prospect Area shall be governed by the terms of the Posey Prospect Operating Agreement. Notwithstanding the foregoing, the Parties stipulate and agree that none of the Posey Prospect Operating Agreement’s non-consent provisions shall in any manner be applicable until after the completion of Phase III; however, the default provisions of the Posey Prospect Operating Agreement shall be applicable to the extent that any such provision is not in conflict with the terms of this Agreement. The Posey Prospect Operating Agreement is subject to the terms of this Agreement and shall be in the form attached as Exhibit G (the “Posey Prospect Operating Agreement”). In the event of a conflict between the terms of the Posey Prospect Operating Agreement and this Agreement, the terms of this Agreement shall control. The Posey Prospect Operating Agreement shall be deemed to have been executed by Indiana Posey and GEM upon the execution of this Agreement.

5.2 Operator. Ute Oil shall be designated as the operator of record in the Posey Prospect Area, pursuant to the terms of the Posey Prospect Operating Agreement and subject to the terms of this Agreement. Ute Oil shall remain the operator of record of the Posey Prospect Area through the completion of Phase III, subject only to (i) its removal or resignation under the terms of the Posey Prospect Operating Agreement or (ii) a vote of 75% of the working interest owners by interest without regard to the provisions of the Posey Prospect Operating Agreement. For the purposes of this Agreement the term “Operator” shall mean the operator of record.

5.3. Posey Prospect Area of Mutual Interest.

(a) By the execution of this Agreement, the Parties establish an Area of Mutual Interest covering the Posey Prospect Area. If, during the term of this Agreement, any Party acquires a legal or beneficial interest, or the right to acquire same, in a coal bed methane lease oil and gas lease, mineral interest, royalty or overriding royalty (excluding the Overriding Royalty Interest), production payments, net profits interest or any other interest in oil or gas (an “AMI Interest”) within the Posey Prospect Area of Mutual Interest, then such Party (the “Acquiring Party”) shall promptly notify the other Party hereto (the “Non-Acquiring Party”) advising that such interest has been acquired. The notification shall set forth the direct costs incurred by the Acquiring Party in connection therewith (the “Acquisition Costs”), along with any documents relating to the acquisition of the AMI Interest, all title information, and an invoice of the Acquisition Costs to the Non-Acquiring Party. The Non-Acquiring Party shall have a fourteen (14) day period after proper notice has been received in which to elect to acquire its proportionate Posey Prospect Area Interest in such interest by paying the Acquiring Party its proportionate share of the Acquisition Costs as determined by Section 5.3(b) and Section 5.4(c). An election to acquire an interest in such an AMI Interest by a Non-Acquiring Party must be made by giving written notice to the Acquiring Party of the intent to so acquire, accompanied with the appropriate payment of its share of the Acquisition Costs (the “Non-Acquiring Party’s AMI Payment”); this notice and payment must be made on or before the expiration of the fourteenth (14th) day after receipt of the notice that the interest had been acquired. Failure to timely make such notice of election and payment within said time period will be deemed an election to not acquire an interest. If any Party elects to not acquire an interest, the Acquiring Party shall notify the Non-Acquiring Party who did elect to acquire an interest and said Party shall have fourteen (14) days from the date of its notice in which to elect to acquire and pay a proportionate share of the interest which was not taken, in the proportion that the interest of each of said Party’s Posey Prospect Area Interest bears to the total Posey Prospect Area Interest of all of the Parties remaining with an interest in said AMI Interest.

EXPLORATION AND DEVELOPMENT AGREEMENT

Within five (5) business days after the receipt of payment, the Acquiring Party shall execute and deliver to the Parties who have acquired an interest therein a recordable assignment of said interest. All AMI Leases in which any of the Parties acquire an interest therein pursuant to this provision shall be subject to the terms of this Agreement and the Posey Prospect Operating Agreement. An AMI Lease must be free and clear of liens and burdens other than such liens and/or burdens which were reserved or created by unrelated parties prior to the acquisition by the Acquiring Party and must be fully disclosed to the Non-Acquiring Party when notice is given of the acquisition of an AMI Lease. If an Acquiring Party fails to give timely notice of liens or burdens associated with an AMI Lease to the Non-Acquiring Party, then the Non-Acquiring Party may elect to re-assign its interests in the AMI Lease to the Acquiring Party, and the Acquiring Party must return all monies paid by Non-Acquiring Party, along with reasonable expenses, including, without limitation, attorney fees, of the Non-Acquiring Party.

(b) Indiana Posey shall receive its Overriding Royalty Interest in any leases constituting an AMI Interest pursuant to Section 4.4.

(c) Either Party may propose the creation of a lease acquisition budget designed to acquire interests within the Posey Prospect Area of Mutual Interest. Upon the mutual written agreement of GEM and Indiana Posey, the proposing party shall submit an AFE to the non-proposing party outlining the area wherein the interests will be acquired and the estimated costs for the acquisition, which will include, without limitation, all bonus, brokerage, legal, recording fees and miscellaneous expenses. Upon the payment of the non-proposing party’s share of the estimated AFE costs, the proposing party shall begin its activities in the acquisition of interests within the Posey Prospect Area of Mutual Interest. All interests acquired pursuant to this section shall be owned by the parties pursuant to Section 4.1.

5.4 Interests Not Subject to This Agreement. Any AMI Lease in which only one Party participates shall be free and clear of this Agreement, including its exhibits. In other words, if an interest is offered under Section 5.3, and no other Party elects to participate, the offered interest is no longer subject to this Agreement.

5.5 Parties Subject to Posey Area of Mutual Interest. Parties who have signed this Agreement, other than GEM, Ute Oil Company (doing business as A.C.T. Operating Company) and Indiana Posey have done so solely for the purpose of agreeing that he, she, or it is bound by the terms of Section 5.3, Section 5.4 and Section 5.65 of this Agreement and is thereby required to tender any AMI Lease it acquires to GEM and Indiana Posey and is not entitled to retain or receive any interest therein.

5.6 Modifications to Operating Agreement. Notwithstanding the adoption of the Posey Prospect Operating Agreement in Section 5.1 above, and as otherwise modified by this Agreement, Indiana Posey and Ute Oil Company agree that if Ute Oil Company ever sells, transfers, or conveys 50% interest or more of the shares of stock currently held in Ute Oil Company, Ute Oil Company shall be deemed, at the option of GEM, to have resigned immediately as Operator under the Posey Prospect Operating Agreement, without any further action necessary to be taken by any Non-Operator. Ute Oil Company undertakes and agrees to inform GEM, in writing, of the change in ownership of Ute Oil Company of 50% or greater.

EXPLORATION AND DEVELOPMENT AGREEMENT

ARTICLE VI.

RECORDS AND DATA

6.1 Data. The Operator under the Posey Prospect Operating Agreement shall, during the term of this Agreement maintain accurate land, land accounting, and geological and mapping records relating to the Posey Prospect Area. Subject to the terms of this Agreement, each Party, proportionate to its Posey Prospect Area Interest will jointly own and be entitled to receive, copy and possess all such land, legal and geological information, maps and data developed by the Operator or any of the Parties in connection with the Posey Prospect Area (“Data”). The Operator shall provide access, during normal business hours to the Data to any Party.

6.2 Utilization of Data. Each Party shall have the right to use the Data in connection with the joint exploration and development of the Posey Prospect Area. Except as provided in Section 6.3 below, no Party shall have the right to sell, trade, share or exchange the Data during the term of this Agreement without the prior written consent of all the other Parties. The Data may be sold or exchanged upon the unanimous consent of the Parties.

6.3 Disclosure of Data. The Parties shall not exchange, trade, share or disclose the Data or any interpretational maps, except that each Party may disclose the Data to: (i) third parties in connection with bona fide negotiations with such third parties for farmout or farm-in agreements with the disclosing Party covering all or parts of the Posey Prospect Area; (ii) third parties with a bona fide interest in entering into agreements to purchase all or a portion of a Party’s Posey Prospect Area Interest, or otherwise participating in the exploration and/or development of all or parts of the Posey Prospect Area with the disclosing Party; or (iii) any consultant retained by a Party to evaluate the Data; or (iv) any third party as a result of any court order or order of governmental agency; provided, however, that all third parties to which the Data is to be disclosed during the term of this Agreement must execute prior to review of the Data, a Confidentiality/Non-Circumvention Agreement in a form acceptable to all Parties.

ARTICLE VII

TERM

7.1 Term. The obligations of the Parties pursuant to this Agreement shall be for a term of five (5) years from the Effective Date, and as long thereafter as any Lease and Agreement acquired by the Parties pursuant to this Agreement remains in force and effect, unless sooner terminated under the provisions hereof or by the agreement of the Parties.

ARTICLE VIII.

RELATIONSHIP OF PARTIES

8.1 No Partnership. The liabilities of the Parties hereunder shall be several, but not joint or collective. The Parties hereto expressly do not intend to create, and no provision hereof shall be construed as creating a partnership, joint venture, mining partnership, corporation, association, agency relationship or other relationship whereby any Party shall ever be held liable for the acts either by omission or commission, of the other, the liability of all the respective Parties being several and not joint or collective. Except as expressly provided in this Agreement or in connection with the sale of production and the disposition of proceeds thereof, the Parties hereto expressly do not intend to create, and no provision hereof shall be construed as creating an agency relationship. Each Party shall be individually responsible for its own obligations as set out in this Agreement and in the Posey Prospect Operating Agreement, and all exhibits attached thereto. However, if for federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, each party thereby affected elects not to be excluded in the application of all of the provisions of Subchapter “K” Chapter 1, Subtitle “A” of the Internal Revenue Code

EXPLORATION AND DEVELOPMENT AGREEMENT

of 1986, as amended (hereinafter referred to as the “Code”), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Should there be any requirement that each Party hereby affected give further evidence of this election, each such Party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No Party shall give any notice or take any other action inconsistent with the election made hereby. In making the foregoing election, each Party states that the income derived by such Party from operations hereunder can be adequately determined without computation of partnership taxable income.

8.2 Third Party Claim and Liability. ANY THIRD PARTY DAMAGE CLAIM OR SUIT OF ANY KIND ARISING DIRECTLY FROM ANY OPERATIONS CONDUCTED PURSUANT TO THE TERMS OF THIS AGREEMENT AND ALL COSTS AND EXPENSES OF HANDLING, SETTLING, OR OTHERWISE DISCHARGING SUCH CLAIM OR SUIT SHALL BE AT THE JOINT EXPENSE OF THE PARTIES PARTICIPATING IN THE AGREEMENT OR BY THE OPERATION GIVING RISE TO THE CLAIM, EACH PARTY’S RESPONSIBILITY BEING IN THE PROPORTION OF THEIR POSEY PROSPECT AREA INTEREST IN THE AGREEMENT OR OPERATION GIVING RISE TO THE CLAIM OR SUIT, REGARDLESS OF WHETHER OR NOT SUCH THIRD PARTY DAMAGE CLAIM OR SUIT IS FOUND TO ARISE IN WHOLE OR IN PART FROM THE SOLE OR CONCURRENT NEGLIGENCE OF ANY PARTY HERETO; PROVIDED, HOWEVER, THAT THIS SECTION 8.2 SHALL NOT APPLY TO ANY DAMAGE CLAIM OR SUIT ARISING AS A RESULT OF A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE PARTIES REPRESENT THAT, TO THE BEST OF THEIR KNOWLEDGE, NO SUCH THIRD PARTY ADVERSE CLAIM OR SUIT PRESENTLY EXISTS. IN THE EVENT AN SUCH CLAIM OR SUIT IS MADE AGAINST ANY PARTY HERETO, SUCH PARTY SHALL IMMEDIATELY NOTIFY THE OTHER PARTIES, AND THE CLAIM OR SUIT SHALL BE JOINTLY HANDLED BY ALL OF THE PARTIES HERETO PARTICIPATING IN THE OPERATION GIVING RISE TO THE CLAIM OR SUIT.

8.3 Waiver of Consumer Protective Act-Deceptive Trade Practices. DECEPTIVE TRADE PRACTICES. AS PARTIAL CONSIDERATION FOR THE PARTIES AGREEING TO ENTER INTO THIS AGREEMENT, THE PARTIES EACH CAN AND DO EXPRESSLY WAIVE THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES—CONSUMER PROTECTION ACT, ARTICLE 17.41, ET SEQ., TEXAS BUSINESS AND COMMERCE CODE, AND ANY APPLICABLE SIMILAR LAW OF ANY OTHER STATE, A LAW THAT GIVE CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, AND ALL THE CONSUMER PROTECTION LAWS OF THE STATE OF TEXAS, OR ANY OTHER STATE, APPLICABLE TO THIS TRANSACTION THAT MAY BE WAIVED BY THE PARTIES. IT IS NOT THE INTENT OF THE PARTIES HERETO TO WAIVE AND THE PARTIES SHALL NOT WAIVE ANY APPLICABLE LAW OR SUB-PART THEREOF WHICH IS PROHIBITED BY LAW FROM BEING WAIVED. THE PARTIES HERETO REPRESENT THAT THEY HAVE HAD AN ADEQUATE OPPORTUNITY TO REVIEW THE PRECEDING WAIVER PROVISION, INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND COMMENT AND AFTER CONSULTATION WITH AN ATTORNEY OF THEIR OWN SELECTION, VOLUNTARILY CONSENT TO THIS WAIVER, AND UNDERSTAND THE RIGHTS BEING WAIVED HEREIN.

8.4 Bankruptcy. If, following the granting of relief under the Bankruptcy Code to any Party hereto as debtor thereunder, this Agreement and the Posey Prospect Operating Agreement shall be held to be an executory contract under the Bankruptcy Code, then any remaining Party(ies) shall be entitled to

EXPLORATION AND DEVELOPMENT AGREEMENT

determination by debtor or any trustee for debtor within thirty (30) days from the date an order for relief is ordered under the Bankruptcy Code as to the rejection or assumption of this Agreement. In the event of an assumption, such Party(ies) seeking determination shall be entitled to have all of debtor’s existing defaults under this Agreement cured within five days of such assumption, and to be provided adequate assurances as to the future performance of the debtor’s obligation hereunder and the protection of the interest of all Parties. The debtor shall satisfy its obligations to provide adequate assurances by either advancing payments or depositing the debtor’s proportionate share of expenses in escrow.

ARTICLE IX.

MISCELLANEOUS

9.1 Assignments. The terms of this Agreement will be binding on the Parties hereto, their successors and assigns. Any assignment or encumbrance of a Party’s interest in and to any Leases and Agreements covering the Posey Prospect Area or the Posey Prospect Area of Mutual Interest shall be made expressly subject to this Agreement and the Posey Prospect Operating Agreement, and any assignee shall be deemed to have expressly assumed its proportionate share of the liabilities under this Agreement form and after the effective date of such assignment; the assigning Party shall remain fully liable for its obligations prior to such effective date. This provision also applies to successor-in-interest who acquires a Party’s interest under this Agreement through foreclosure.

9.2 Notices. All notices made by one Party to one or more other Parties shall be in writing and delivered in person, by email, or by United States mail, courier service, telecopy, postage or charges prepaid and addressed to such Parties at the addresses listed below. Notice given under any provision hereof shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response thereto shall run from the date the originating notice is received. All originating email or telecopy notices shall be confirmed by mailing such notice by United States mail, but the date of receipt shall be the date such email or telecopy was delivered to the computer or telecopy machine of the recipient. The responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier or upon transmittal by telecopy or email, to the Party as follows:

Indiana Posey:	GEM:
111 Soledad, Suite 250	580 Westlake Park Blvd., Suite 750
San Antonio, Texas 78205	Houston, Texas 77079

Attention: Mr. Harvey V. Risien, Jr.	Attention: Mr. Jim Denny

Telephone: (210) 225-0800	Telephone: (281) 504-4021
Facsimile: (210) 225-8282	Facsimile: (281) 504-4123
E-Mail: hvrisien@sbcglobal.net	E-Mail: jdenny@gemtx.com

With a copy to:

Oil Transaction	Elmer A. Johnson
3480 Buskirk Ave, Suite 330	General Counsel to GEM
Pleasant Hill, CA 94523	180 State Street, Suite 200
Southlake, Texas 76092

Telephone: (925) 933-5464	Telephone: (817) 424-2424
Facsimile: (925) 947-3920	Facsimile: (817) 488-0971
E-Mail: oiltrans@sbcglobal.net	E-Mail: eaj@harkenenergy.com

EXPLORATION AND DEVELOPMENT AGREEMENT

A Party may change its address by giving notice to the other Parties, in the manner provided in this section, at least ten (10) days prior to the effective date of such change of address.

9.3 Governing Law. THIS AGREEMENT (INCLUDING ALL ITS EXHIBITS) SHALL, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH WOULD RESULT IN THE APPLICATION OF THE LAW OF A DIFFERENT JURISDICTION, BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN TEXAS, EXCEPT THAT TO THE EXTENT THAT THE LAW OF A STATE IN WHICH A PORTION OF THE POSEY PROSPECT IS LOCATED OR WHICH IS OTHERWISE APPLICABLE TO A PORTION OF THE POSEY PROSPECT NECESSARILY GOVERNS WITH RESPECT TO PROCEDURAL AND SUBSTANTIVE MATTERS RELATING TO THE CREATION, TRANSFER AND ENFORCEMENT OF THE LEASES AND OTHER INTEREST IN MINERALS, IN WHICH CASE THE LAW OF SUCH STATE SHALL APPLY TO THE PORTION OF THE POSEY PROSPECT LOCATED WITHIN SUCH STATE.

9.4 Entirety of Agreement. This Agreement, including its Exhibits, all of which are incorporated herein by reference, supersedes any and all other agreements, either verbal or in writing, between the Parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the Parties with respect to said subject matter. Each Party to this Agreement acknowledges that no inducements, promises or agreements, verbally or otherwise, have been relied upon or made by any Party, or anyone acting on behalf of any Party, which are not embodied herein and that any other agreement, statement, or promise not contained in this Agreement shall not be valid or binding.

9.5 Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. It shall not be necessary that the Parties hereto execute a single counterpart hereof, and this Agreement shall be effective when each Party has executed a counterpart hereof (whether or not any other Party has executed the same counterpart).

9.6 Amendment. Unless otherwise expressly provided for herein, this Agreement may only be amended by an instrument in writing signed by all Parties.

9.7 Construction. The Parties acknowledge that they and their respective counsel have negotiated and drafted this Agreement jointly and agree that the rule of construction that ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation or construction of this Agreement.

9.8 Cost of Litigation. If any Party hereto should hereafter institute litigation against any other

EXPLORATION AND DEVELOPMENT AGREEMENT

Party hereto alleging that such other Party has breached this Agreement or any contracts or other instrument delivered pursuant hereto, the non-prevailing Party or Parties (whether plaintiff or defendant) in such action shall reimburse the prevailing Party for the prevailing Party’s reasonable attorney’s fees, witness fees court costs, and all other reasonable costs in connection with such litigation.

9.9 No Third Party Beneficiaries. Nothing in this Agreement (express or implied) is intended or shall be construed to confer upon any person or entity not a Party any right, remedy or claim under or by reason of this Agreement.

9.10 Subject Headings. The subject headings of the articles, sections and subsections of this Agreement are included solely for purposes of convenience and reference only, and shall not be deemed to explain, modify, limit, amplify or aid in the meaning, construction or interpretation of any of the provisions of this Agreement.

9.11 Securities Law. The Parties have entered into this Agreement for their own accounts and shall acquire any Leases hereunder for their own accounts and not with the intent to make a distribution thereof within the meaning of Securities Act of 1933 and the rules and regulations pertaining to it or distribution thereof in violation of any applicable securities laws. The Parties acknowledge that each Party and their respective officers, managers, members, and/or directors are sophisticated and experienced investors who have engaged actively in the oil and gas business, or other business with limited liquidity and/or high risk and is are Accredited Investors as that term is defined in the Securities Act of 1933, as amended. The Parties, at their sole risk and expense, have either conducted their own independent evaluation of the interests identified herein, or having been provided the opportunity have elected to not exercise that opportunity.

9.12 Further Assurances. Each Party hereto shall from time to time do and perform such further acts and execute and deliver such further instruments, assignments and documents as may be required or reasonably requested by the Parties to carry out and effect the intentions and purposes of this Agreement.

9.13 Rights Cumulative. The rights, remedies, and powers granted to the Parties under this Agreement shall be cumulative and shall not be exclusive rights, remedies and powers, but shall be in addition to all other rights, remedies and powers available at law or in equity, by virtue of any statute or otherwise, and may be exercised from time to time concurrently or independently and as often and in such order as deemed expedient.

9.14 No Waiver. The failure of any Party hereto to insist upon strict performance of any provision hereof shall not constitute a waiver of or estoppel against asserting, the right to require such performance in the future, nor shall a waiver or estoppel in any once instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

9.15 Unenforceable Provisions. If any part of this Agreement is invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect and shall be liberally construed to effectuate the intent of this Agreement.

9.16 Cure Period. In the event of a payment default by a Party under the terms of this Agreement, such defaulting party shall have ten (10) days after receiving written notice of such default, in

EXPLORATION AND DEVELOPMENT AGREEMENT

accordance with Section 9.2 of this Agreement, to cure the default. After the Carried Interest Amount is reached, this Section 9.16 shall no longer apply, nor shall any forfeiture provisions of this Agreement (other than those related to the AMI) and all payment provisions and times shall be governed by the Posey Prospect Operating Agreement.

9.17 Time. The Parties stipulate and agree that TIME IS OF THE ESSENCE IN THIS AGREEMENT.

IN WITNESS WHEREOF, this Agreement is executed, accepted and agreed to by the Parties effective as of the Effective Date first set forth above.

INDIANA POSEY, L.P.

By:	/s/ Harvey V. Risien, Jr.
Harvey V. Risien, Jr., President of
25-25 Corp., its General Partner

GEM-CBM COMPANY

By:	/s/ James W. Denny, III
James W. Denny, III,
President and CEO

Ute Oil Company d/b/a A.C.T. Operating Company executes this Agreement solely for the purpose of stating that, for good and valuable consideration, the sufficiency of which is hereby confessed, Ute Oil Company d/b/a A.C.T. Operating Company is bound by the terms of Sections 5.3. 5.4 and 5.5 of this Agreement.

UTE OIL COMPANY, doing business as A.C.T. Operating Company

By:	/s/ Donald W. Raymond
Donald W. Raymond, President

EXPLORATION AND DEVELOPMENT AGREEMENT